EXHIBIT 99.2

Schneider Corporation EBITDA Reconciliation

(US$ in millions)

Fiscal year ended April 27, 2003
(Unaudited)
EBITDA	$43.4
Add (subtract):
Depreciation and amortization	(13.7)
Interest expense, net	(6.5)
Provision for income taxes	(8.6)

Net income	$14.6

Note: “EBITDA” represents income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to be a substitute for measurements under U.S generally accepted accounting principles such as net income, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. The Company has included the reference to the EBITDA of Schneider Corporation for the year ended April 27, 2003 because the Company uses, and believes it is common for others to use, EBITDA multiples as one method for determining fair value of a business.